[LOGO                                            ]                  NEWS RELEASE
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CONTACT: Eileen H. Dunn
         Vice President, Investor Relations/Public Relations
         561/438-4930
         edunn@officedepot.com

                  OFFICE DEPOT CFO BARRY J. GOLDSTEIN TO RETIRE

                     SEARCH PROCESS UNDER WAY FOR SUCCESSOR

(DELRAY BEACH, FL) JULY 27, 2000 -- OFFICE DEPOT, INC. (NYSE: ODP), the world's largest seller of office products, today announced that Barry J. Goldstein, 57, Chief Financial Officer of the Company, has announced his plans to retire from the Company, effective upon the selection of his replacement. A search process is under way for a new CFO.

Bruce Nelson, Chief Executive Officer, commented: "Barry has been with Office Depot from the beginning, and he has worked tirelessly to build the Company into the industry leader it is today. All of us deeply appreciate the job Barry has done. His leadership within the company and the industry will be missed. We all wish him continued success."

"I have thoroughly enjoyed these past 14 years at Office Depot, helping to build it from a handful of stores to a major public company," said Mr. Goldstein. "The people who make up this company are among the best in the business, and I believe Office Depot is poised for a great future under Bruce Nelson's leadership. However, I have been considering retirement for some time, and I'm looking forward to spending more time with my family and in other pursuits. I anticipate doing some consulting work and also serving on boards of companies where my years of experience may prove useful. "

Nelson added, "As I committed to our employees, shareholders and the capital markets in our press release of July 18, ensuring that we continue to build a strong management team and add to the base of management talent that we already have at Office Depot has my highest priority. I am confident, given our industry leadership position, that we can attract a highly qualified CFO to Office Depot."

ABOUT OFFICE DEPOT

As of June 24, 2000, the Company operated 855 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 30 delivery centers, more than 60 local sales offices and seven regional call centers. Furthermore, the Company owned and operated 27 office supply stores in France and seven stores in Japan; had mail order and delivery operations in 14 countries outside of the United States and Canada;


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and under joint venture and licensing agreements, had 89 additional stores operating under the Office Depot name in six other foreign countries. The Company also operates an award-winning U.S. Office Depot brand Internet Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day, and it operates Viking brand Web sites at www.vikingop.com in the United States, www.viking-direct.co.uk in the United Kingdom, www.viking.de in Germany, www.vikingdirect.nl in The Netherlands and www.vikingop.it in Italy. Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

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